DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
(CLASS S)

SCHEDULE A

PORTFOLIOS

Absolute Return Multi-Manager Portfolio

Guardian Portfolio

International Equity Portfolio

International Large Cap Portfolio

Mid Cap Intrinsic Value Portfolio

Mid-Cap Growth Portfolio

Real Estate Portfolio

Small Cap Growth Portfolio

DATED: May 1, 2014

PLAN PURSUANT TO 12B-1
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

SCHEDULE B

PORTFOLIOS	Fee (as a Percentage of Average Daily Net Assets of Class)

Absolute Return Multi-Manager Portfolio	0.25%

Guardian Portfolio	0.25%

International Equity Portfolio	0.25%

International Large Cap Portfolio	0.25%

Mid-Cap Growth Portfolio	0.25%

Mid Cap Intrinsic Value Portfolio	0.25%

Real Estate Portfolio	0.25%

Small Cap Growth Portfolio	0.25%

Socially Responsive Portfolio	0.25%

DATED: May 1, 2014